EXHIBIT (d)(2)


                              MILLENNIUM CELL INC.

                           RESTRICTED STOCK AGREEMENT

         Millennium Cell Inc. (the "Company") hereby grants you, [NAME OF HOLDER] (the "Holder"), a grant of Restricted Stock under the Company's Amended and Restated 2000 Stock Option Plan (the "Plan"). The date of this Agreement is August 22, 2003 (the "Grant Date"). Subject to the provisions of Appendix A (attached) and of the Plan, the principal features of this grant are as follows:

Total Number of Shares of Restricted Stock:  [                ]

   ----------------------------------------- --------------------------------
   SCHEDULED NUMBER OF SHARES
   VESTING DATES ("SHARES")
   ----------------------------------------- --------------------------------
   ----------------------------------------- --------------------------------
        August 22, 2004
   (or if the common stock price closes at
   or above $4.25, whichever occurs first)
   ----------------------------------------- --------------------------------
   ----------------------------------------- --------------------------------
        August 22, 2005
   (or if the common stock price closes at
   or above $5.10, whichever occurs first)
   ----------------------------------------- --------------------------------

         Your signature below indicates your agreement and understanding that this grant is subject to all of the terms and conditions contained in this Agreement and the Plan. For example, important additional information on vesting and forfeiture of the Shares covered by this grant is contained in Paragraphs 3 and 4 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT. YOU AGREE TO EXECUTE THIS AGREEMENT AS A CONDITION TO RECEIVING ANY SHARES.


MILLENNIUM CELL INC.                      HOLDER

By: _______________________________       ______________________________
Name:                                     Name:
Title:

                                   APPENDIX A

                    TERMS AND CONDITIONS OF RESTRICTED STOCK

1. Grant. The Company hereby grants to the Holder under the Plan for past services and as a separate incentive in connection with his or her employment or retention and not in lieu of any salary or other compensation for his or her services, an award of _______ shares of Restricted Stock (the "Restricted Shares") on the Grant Date, subject to all of the terms and conditions in this Agreement and the Plan.

2. Shares Held in Escrow. Unless and until the Restricted Shares shall have vested in the manner set forth in paragraph 3 below, such Shares shall be issued to and held by Morgan Keegan & Company, Inc. ("Morgan Keegan") as escrow agent (the "Escrow Agent"), and shall not be sold, transferred or otherwise disposed of, and shall not be pledged or otherwise hypothecated. The Company may instruct the transfer agent for its Common Stock to place a legend on the certificates representing the Restricted Shares or otherwise note its records as to the restrictions on transfer set forth in this Agreement and the Plan. The Holder acknowledges that his or her stock certificate representing the Restricted Shares shall be issued in the custody of Morgan Keegan. Upon vesting of the Restricted Shares, the Company shall instruct its transfer agent to remove any restrictive legend from the share certificate and deposit that portion of the Shares that has vested (the "Vested Shares") into the Holder's existing account at Morgan Keegan, subject to payment (through the sale of a portion of the Vested Shares) of all applicable withholding taxes, as described in paragraph 7 below.

3.       Vesting Schedule.

     (a) Except as otherwise provided in this paragraph 3 and subject to paragraph 4 below, the Restricted Shares awarded by this Agreement shall vest in the Holder, as follows (i) fifty percent (50%) of the Restricted Shares shall vest on August 22, 2004, or if the Common Stock price closes at or above $4.25, whichever occurs first, (ii) the remaining fifty percent (50%) of the Restricted Stock shall vest on August 22, 2005, or if the Common Stock price closes at or above $5.10, whichever occurs first (each, a "Vesting Date"). The Restricted Shares shall not vest in accordance with any of the provisions of this Agreement unless the Holder provides Continues Service from the Grant Date until the date such vesting is deemed to have occurred.

     (b) Notwithstanding the foregoing, if the Holder takes a Company-approved leave of absence or changes to part-time (less than 30 hours per week) employment with the Company ("LOA"), the scheduled vesting of any Restricted Shares granted hereunder shall be modified as follows: (1) if the duration of the Holder's LOA does not exceed one-half of the period between (A) the Grant Date and the next scheduled Vesting Date, or (B) Vesting Dates (the "Vesting Period"), the vesting schedule set forth above shall not be affected by the Holder's LOA; and (2) if the duration of the Holder's LOA exceeds one-half of any Vesting Period, the Restricted Shares scheduled to vest in that Vesting Period shall not vest, but instead shall be scheduled to vest on the date (the "Deferred Vesting Date") determined by adding the duration of that Vesting Period to the last scheduled Vesting Date (or, if later, to the last Deferred Vesting Date resulting from the application of this paragraph 3(b)(2)).

         The provisions of this paragraph 3(b) are illustrated by the following examples:

(i) Example 1. 50% of Holder's Restricted Shares is scheduled to vest on August 22, 2004. On December 15, 2003, Holder begins a three-month LOA. 50% of Holder's Restricted Shares will continue to be scheduled to vest on August 22, 2004.

(ii) Example 2. 50% of Holder's Restricted Shares is scheduled to vest on August 22, 2004. On December 15, 2003, Holder begins a seven month LOA and returns on a full-time basis on July 15, 2004. Holder's Restricted Shares that were scheduled to vest on August 22, 2004 will not vest on that date, but instead will be scheduled to vest on August 22, 2006 (that is, the date determined by adding one year (the duration of the Vesting Period of August 22, 2003 through August 22, 2004) to August 22, 2005 (the last scheduled Vesting Date)).

         Note that the vesting examples and dates provided above could change if the common stock price closes at or above $4.25 or $5.10 prior to the first and second anniversary vesting dates, respectively.

4. Forfeiture. Notwithstanding any contrary provision of this Agreement, the balance of the Restricted Shares that has not vested at the time the Holder ceases to be provide Continuous Service shall thereupon be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company. The Holder hereby appoints the Escrow Agent with full power of substitution as the Holder's true and lawful attorney-in-fact, with irrevocable power and authority, in the name and on behalf of the Holder to take any action and execute all documents and instruments which may be necessary to transfer the certificate or certificates evidencing such unvested Shares to the Company upon the Holder's termination of Continuous Service.

5. Assignment Separate from Certificate. For purposes of facilitating the enforcement of the provisions of paragraph 4 above, the Holder agrees immediately upon the execution of this Agreement, to deliver an Assignment Separate from Certificate in the form attached hereto as Exhibit A, executed by the Holder and by the Holder's spouse (if required for transfer), in blank, to George Zalepa, Director of Human Resources of the Company, or his designee, who shall hold such Assignment in escrow and shall take all such actions and effectuate all such transfers and/or releases in accordance with the terms of this Agreement.

6. Withholding of Taxes. The Company's obligation to deliver unrestricted Shares to the Holder upon the vesting of such Shares, or the making of a Section 83(b) election described in paragraph 7 below, shall be subject to the satisfaction of all applicable foreign, federal, state and local income, payroll, excise and employment tax withholding requirements ("Withholding Taxes"). In order to satisfy all Withholding Taxes due upon vesting of the Holder's Shares, or at any other time, the Holder agrees to the following:

     (a) As a condition of receiving any Shares, on the Grant Date, the Holder must execute the Irrevocable Standing Order to Sell Shares, attached hereto as Exhibit B, which authorizes the Company and --------- Morgan Keegan to take the actions described in this Section (the "Standing Order"). The Holder authorizes Morgan Keegan to sell, at the market price on any one of the three market trading days following the applicable Vesting Date, (or in one-third increments on each of the three market trading days following the applicable Vesting Date, if the Holder is an executive officer of the Company subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, or the Holder is a specifically named "Covered Person" under the Company's Amended and Restated Compliance Procedures), as determined by Morgan Keegan, the number of Vested Shares that the Company and Morgan Keegan have determined is necessary to obtain proceeds sufficient to satisfy the Withholding Taxes and the applicable commissions. The Holder understands and agrees that the number of Shares that Morgan Keegan will sell will be based on the closing price of the Common Stock on next market trading day following the Vesting Date.

     (b) The Holder agrees that the proceeds received from the sale of Vested Shares pursuant to paragraph 6(a) will be used to satisfy the Withholding Taxes and, accordingly, the Holder hereby authorizes Morgan Keegan to pay such proceeds to the Company for such purpose. The Holder understands that to the extent that the proceeds obtained by such sale exceed the amount necessary to satisfy the Withholding Taxes, such excess proceeds shall be deposited into the Holder's account at Morgan Keegan. The Holder understands that the sale described in paragraph 6(a) constitutes an estimate and that to the extent that the proceeds obtained by such sale are insufficient of the amount necessary to satisfy the Withholding Taxes, the Company may either (i) instruct Morgan Keegan to sell (which such sale the Holder hereby authorizes), at the market price as soon as practicable thereafter, the number of Vested Shares that the Company and Morgan Keegan have determined is necessary to obtain proceeds sufficient to satisfy the Withholding Taxes, or (ii) withhold from the Holder's wages or other remuneration the amount sufficient to satisfy the Withholding Taxes, or (iii) a combination thereof. The Holder further understands that any remaining Vested Shares shall be deposited into the Holder's account at Morgan Keegan.

     (c) The Holder acknowledges and agrees that if the number of Vested Shares available for sale is insufficient to satisfy the Holder's Withholding Taxes, or if a sale of Shares is not possible for any reason, then the Holder shall make arrangements for the timely satisfaction of the portion of the Withholding Taxes that cannot be satisfied through the sale of Vested Shares.

7.       Section 83(b) Election.

     (a) The Holder understands that Section 83(a) of the Internal Revenue Code of 1986, as amended (the "Code"), taxes as ordinary income the difference between any amount paid for the Restricted Shares and the fair market value of the Shares as of the date any restrictions on the Shares lapse. In this context, "restriction" means the risk of forfeiture pursuant to paragraph 4 of this Agreement. The Holder understands that the Holder may elect to be taxed at the time the Restricted Shares are granted, rather than when and as the Shares vest (and the risk of forfeiture lapses), by filing an election under Section 83(b) of the Code with the Internal Revenue Service (attached hereto as Exhibit C) within thirty (30) days from the Grant Date. ---------

     (b) If the Holder chooses to make a Section 83(b) election as described above, the Holder agrees to deliver to the Company a signed copy of the election and deliver such copy to the Company prior to, or promptly upon, such filing, accompanied by a cash payment in the amount the Company anticipates is required to remit the Withholding Taxes. The Holder further agrees that the Company may withhold from the Holder's wages or other remuneration the appropriate amount of Withholding Taxes (to the extent not covered by the Holder's cash payment to the Company). The Holder further agrees that, if the Company does not withhold an amount from the Holder's wages or other remuneration sufficient to satisfy the Withholding Taxes, the Holder shall make reimbursement on demand, in cash, for the amount under-withheld.

     (c) The Holder  understands that if he or she makes a timely election under
Section 83(b) of the Code and provides the Company with (i) a copy of such election, (ii) proof of filing such election, and (iii) cash payment in the amount necessary to satisfy the Withholding Taxes, the Company shall not enforce its rights under the Standing Order.

     (d) The Holder acknowledges that the Holder must decide whether or not to make a Section 83(b) election and that the Holder is solely responsible for making or not making a timely Section 83(b) election (and obtaining tax advice concerning whether and how to make such election). The Holder further understands that an additional copy of such election form must be filed with his or her federal income tax return for the calendar year in which the Grant Date falls. The Holder acknowledges that the foregoing is only a summary of the effect of United States federal income taxation laws with respect to the grant of Restricted Shares hereunder, and does not purport to be complete. The Holder further acknowledges that the Company has directed the Holder to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which the Holder may reside or work, the tax consequences of the Holder's death and the decision as to whether or not to file an Section 83(b) election in connection with the acquisition of the Restricted Shares.

8. Rights as Stockholder. Subject to the terms hereof, the Holder shall have all the rights of a stockholder of the Company with respect to the Restricted Shares while they are held in escrow, including without limitation, the right to vote such Shares and to receive any cash dividends declared thereon. If, from time to time until vesting, there is (i) any stock dividend, stock split or other change in the Restricted Shares, or (ii) any merger or sale of all or substantially all of the assets or other acquisition of the Company, any and all new, substituted or additional securities to which the Holder is entitled by reason of the Holder's ownership of the Restricted Shares shall be immediately subject to escrow, deposited with the Escrow Agent and included thereafter as "Restricted Shares" for purposes of this Agreement.

9. No Effect on Employment. The Holder acknowledges and agrees that the vesting of Shares pursuant to paragraph 2 above is earned only by providing Continuous Service at the will of the Company or in accordance with the terms of any written employment agreement. The Holder further acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement for Continuous Service for the vesting period, for any period, or at all, and shall not interfere with the Holder's right or the Company's right to terminate the Holder's Continuous Service at any time, with or without cause.

10. Adjustment for Stock Split. All references to the number of Restricted Shares shall be proportionately adjusted to reflect any stock split, stock dividend or other change in such Shares that may be made by the Company after the Grant Date.

11. Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of George Zalepa, Director of Human Resources, at 1 Industrial Way West, Eatontown, New Jersey 07724, or at such other address as the Company may hereafter designate in writing.

12. Grant is Not Transferable. This grant and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately shall become null and void.

13. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein and in the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

14. Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Capitalized terms used and not defined in this Agreement shall have the meaning set forth in the Plan.

15. Committee Authority. The Committee shall have the exclusive authority and discretion to interpret the Plan and this Agreement, to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Holder, the Company and all other persons. The Committee and any member thereof shall not be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

16. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

17. Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

18. Entire Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Holder expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein.

19. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflicts of law doctrine.

                                    EXHIBIT A

                      ASSIGNMENT SEPARATE FROM CERTIFICATE

         FOR VALUE RECEIVED I, _________________, hereby sell, assign and transfer unto ________________________ (____) shares of the Common Stock of Millennium Cell Inc., standing in my name on the books of said corporation represented by Certificate No. ______ herewith and do hereby irrevocably constitute and appoint to transfer the said stock on the books of the within named corporation with full power of substitution in the premises.

         This Stock Assignment may be used only in accordance with the Restricted Stock Agreement (the "Agreement") between ________________________ and the undersigned Holder dated ________________.



Dated: _________________    Signature of Holder: ______________________________
                            Signature of Holder's Spouse: _____________________


INSTRUCTIONS:            Please do not fill in any blanks other than the
                         signature line. The purpose of this assignment is to facilitate the forfeiture provision set forth in the Agreement, without requiring additional signatures on the part of the Holder.

                                    EXHIBIT B

                    IRREVOCABLE STANDING ORDER TO SELL SHARES




August 22, 2003


Morgan Keegan & Company, Inc.
3060 Peachtree Road NW
Suite 1600
Atlanta, GA 30305


Dear Sir or Madam:

         The following relates to shares of Millennium Cell Inc. Common Stock issued as restricted stock (the "Restricted Stock") under the Millennium Cell Inc. Amended and Restated 2000 Stock Option Plan. Please consider this your authorization to sell upon the request of my employer, Millennium Cell Inc. the amount of shares required in order to cover withholding taxes, as well as the fees associated with such sales.

         Also, please consider this your authorization to transfer funds to my employer, Millennium Cell Inc., in order to cover all taxes associated with the Restricted Stock.

         These instructions shall remain in effect for the duration of the vesting of my Restricted Stock under the Plan and the time that is necessary to cover withholding taxes, which is approximately two years.

         In consideration for your honoring this request, I hereby agree to waive any and all claims I may have against Morgan Keegan & Company, Inc. relating to adverse consequences with fulfilling this request. I also agree to indemnify you and hold you harmless for any and all losses, liabilities, or expenses you may incur as a result of complying with this request.

                         Thank you,

                         Holder Signature:___________________________________
                         Print Holder Name:__________________________________
                         Date:_______________________________________________

                                    EXHIBIT C

                          ELECTION UNDER SECTION 83(b)
                      OF THE INTERNAL REVENUE CODE OF 1986

         The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in taxpayer's gross income for the current taxable year the amount of any compensation taxable to taxpayer in connection with his or her receipt of the property described below:

         1. The name, address, taxpayer identification number and taxable year of the undersigned are as follows:

    ----------------------------- -------------------- --------------------
                                        TAXPAYER              SPOUSE
    ----------------------------- -------------------- --------------------
    ----------------------------- -------------------- --------------------
    NAME

    ----------------------------- -------------------- --------------------
    ----------------------------- -------------------- --------------------
    TAXPAYER IDENTIFICATION NO.

    ----------------------------- -------------------- --------------------
    ----------------------------- -------------------- --------------------
    ADDRESS

    ----------------------------- -------------------- --------------------

         2. The property with respect to which the election is made is described as follows: ____ shares (the "Shares") of the Common Stock of Millennium Cell Inc. (the "Company").

         3.       The date on which the property was transferred is:
                  ________________________

         4.       The property is subject to the following restrictions:

                  The Shares may be repurchased by the Company, or its assignee, upon certain events. This right lapses with regard to a portion of the Shares that are publicly traded and that the taxpayer would be required to transfer at less than fair market value based on the continued performance of services by the taxpayer over time.

         5. The fair market value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms will never lapse, of such property is:
                  $__________.

         6.       The amount (if any) paid for such property is: $___________.

                  The undersigned has submitted a copy of this statement to the person for whom the services were performed in connection with the undersigned's receipt of the above-described property. The transferee of such property is the person performing the services in connection with the transfer of said property.

         The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner.

Dated: _________________                Taxpayer: _________________________

The undersigned spouse of taxpayer joins in this election

Dated: _________________                Spouse of Taxpayer: __________________